July 8, 2004


Dear Stockholder:

We are pleased to invite you to attend the Annual Meeting of Stockholders of Sound Federal Bancorp, Inc. (the "Company"). The Annual Meeting will be held at the Company's corporate offices at 1311 Mamaroneck Avenue, White Plains, New York at 4:00 p. m., (local time) on August 12, 2004.

The enclosed Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted.

At the Annual Meeting, stockholders will be given an opportunity to elect directors and to ratify the appointment of KPMG LLP as auditors for the Company's 2005 fiscal year. The Board of Directors has determined that the matters to be considered at the Annual Meeting are in the best interest of the Company and its stockholders. For the reasons set forth in the proxy statement, the Board of Directors unanimously recommends a vote "FOR" each matter to be considered.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Voting by proxy will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.


Sincerely,

/s/ Richard P. McStravick

Richard P. McStravick
President and Chief Executive Officer

                           Sound Federal Bancorp, Inc.
                             1311 Mamaroneck Avenue
                          White Plains, New York 10605
                                 (914) 761-3636

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          To Be Held On August 12, 2004

         Notice is hereby given that the Annual Meeting of Sound Federal Bancorp, Inc. (the "Company") will be held at the Company's corporate offices at 1311 Mamaroneck Avenue, White Plains, New York on August 12, 2004 at 4:00 p. m., local time.

         A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

         The Annual Meeting is for the purpose of considering and acting upon:

         1.       The election of three directors of the Company;

         2. The ratification of the appointment of KPMG LLP as auditors for the Company for the fiscal year ending March 31, 2005; and

Such other matters as may properly come before the Annual Meeting, or any adjournments thereof. The Board of Directors is not aware of any other business to come before the Annual Meeting.

         Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, including all adjournments of the Annual Meeting. Stockholders of record at the close of business on June 21, 2004 are the stockholders entitled to vote at the Annual Meeting, and any adjournments thereof. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at our corporate office for a period of ten days prior to the Annual Meeting and will also be available for inspection at the Annual Meeting.

         EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE. ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED. A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING. HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER TO VOTE PERSONALLY AT THE ANNUAL MEETING.

                                              By Order of the Board of Directors

                                              /s/ Anthony J. Fabiano

                                              Anthony J. Fabiano
                                              Corporate Secretary


White Plains, New York
July 8, 2004


IMPORTANT: A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

                                 PROXY STATEMENT

                           SOUND FEDERAL BANCORP, INC.
                             1311 Mamaroneck Avenue
                          White Plains, New York 10605
                                 (914) 761-3636

--------------------------------------------------------------------------------
                         ANNUAL MEETING OF STOCKHOLDERS
                                 August 12, 2004
--------------------------------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Sound Federal Bancorp, Inc. (the "Company"), to be used at the Annual Meeting of Stockholders of the Company (the "Meeting"), which will be held at the Company's corporate offices at 1311 Mamaroneck Avenue, White Plains, New York 10605 on August 12, 2004 at 4:00 p. m., local time, and all adjournments thereof. The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about July 8, 2004.

--------------------------------------------------------------------------------
                              REVOCATION OF PROXIES
--------------------------------------------------------------------------------

         Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below. Unless so revoked, the shares represented by such proxies will be voted at the Meeting and all adjournments thereof. Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon. Where no instructions are indicated, proxies will be voted "FOR" the proposals set forth in this Proxy Statement for consideration at the Meeting.

         The Board of Directors knows of no additional matters that will be presented for consideration at the Meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Meeting or any adjournments thereof.

         Proxies may be revoked by sending written notice of revocation to the Secretary of the Company, at the address of the Company shown above, voting a later dated proxy, or by attending the Meeting and voting in person. The presence at the Meeting of any stockholder who had given a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy. However, if you are a stockholder whose shares are not registered in your name, you will need appropriate documents from your record holder to vote personally at the Meeting.

--------------------------------------------------------------------------------
                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
--------------------------------------------------------------------------------

         Holders of record of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on June 21, 2004 (the
"Record Date") are entitled to one vote for each share then held. As of the Record Date, the Company had 12,549,541 shares of Common Stock issued and outstanding. The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Broker non-votes and proxies marked abstain will be counted for purposes of determining that a quorum is present. In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Meeting, the Meeting may be adjourned in order to permit further solicitation of proxies.

         Directors are elected by a plurality of the shares voted at the Meeting without regard to broker non-votes or proxies as to which the authority to vote is being withheld. The ratification of auditors must be approved by a majority of the shares voted at the Meeting without regard to broker non-votes or proxies marked "abstain."

         In accordance with the provisions of the Certificate of Incorporation of the Company, record holders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the "Limit") are not entitled to any vote with respect to the shares held in excess of the Limit. The Company's Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

         As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the nominees proposed by the Board of Directors or to WITHHOLD AUTHORITY to vote for the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

         As to the ratification of auditors, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on the proposal. The ratification of auditors must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked ABSTAIN.

         Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company's Board of Directors.

         Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC") regarding such ownership pursuant to the Securities Exchange Act of 1934 (the "Exchange Act").

         The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by named executive officers and directors individually, by executive officers and directors as a group and by each person who was the beneficial owner of more than five percent of the Company's outstanding shares of Common Stock on the Record Date.

                                                        Amount of Shares                   Percent of Shares
             Name and Address of                        Owned and Nature                    of Common Stock
              Beneficial Owner                       of Beneficial Ownership                Outstanding (2)
----------------------------------------------       -----------------------               -------------------
Significant Shareholders:
  Sound Federal Savings Employee Stock
  Ownership Plan and Trust
  1311 Mamaroneck Avenue
  White Plains, New York 10605                            1,123,654                               8.6%

Named Directors and Executive Officers:(1)

Bruno J. Gioffre (3)                                        272,976                               2.2

Richard P. McStravick (4)                                   357,911                               2.8

Roberta I. Bernhardt (5)                                     12,660                               0.1

Joseph Dinolfo (6)                                          143,411                               1.1

Donald H. Heithaus (7)                                      147,034                               1.2

Joseph A. Lanza (8)                                         124,085                               1.0

Eldorus Maynard (9)                                          77,536                               0.6

James Staudt (10)                                           109,481                               0.9

Samuel T. Telerico (11)                                      26,160                               0.2

Anthony J. Fabiano (12)                                     224,301                               1.8
                                                            -------                               ---

All executive officers and directors
  as a group (10 persons)                                   1,495,055                            11.5%
                                                            =========                            ====
_____________________________                                                                          (footnotes on following page)

(1) The Company's executive officers and directors are also executive officers and directors of Sound Federal Savings (the "Bank").

(2) Calculated as a percentage of common shares outstanding plus stock options that are exercisable within 60 days of the record date.

(3) Mr. Gioffre has sole voting power over 203,940 shares and shared voting power over 56,432 shares. Includes 12,604 shares underlying options exercisable within 60 days of the record date.

(4) Mr. McStravick has sole voting power over 193,294 shares and shared voting power over 22,202 shares. Includes 142,415 shares underlying options exercisable within 60 days of the record date.

(5) Ms. Bernhardt has sole voting power over 4,826 shares and shared voting power over 1,500 shares. Includes 6,334 shares underlying options exercisable within 60 days of the record date.

(6) Mr. Dinolfo has sole voting power over 98,342 shares. Includes 45,069 shares underlying options exercisable within 60 days of the record date.

(7) Mr. Heithaus has sole voting power over 69,026 shares and shared voting power over 42,939 shares. Includes 35,069 shares underlying options exercisable within 60 days of the record date.

(8) Mr. Lanza has sole voting power over 75,816 shares and shared voting power over 3,200 shares. Includes 45,069 shares underlying options exercisable within 60 days of the record date.

(9) Mr. Maynard has sole voting power over 25,769 shares and shared voting power over 45,433 shares. Includes 6,334 shares underlying options exercisable within 60 days of the record date.

(10) Mr. Staudt has sole voting power over 60,818 shares and shared voting power over 3,594 shares. Includes 45,069 shares underlying options exercisable within 60 days of the record date.

(11) Mr. Telerico has sole voting power over 19,526 shares and shared voting power over 300 shares. Includes 6,334 shares underlying options exercisable within 60 days of the record date.

(12) Mr. Fabiano has sole voting power over 104,359 shares. Includes 119,942 shares underlying options exercisable within 60 days of the record date.

--------------------------------------------------------------------------------
                        PROPOSAL I--ELECTION OF DIRECTORS
--------------------------------------------------------------------------------

         The Company's Board of Directors currently consists of nine members. The Company's bylaws provide that approximately one-third of the directors are to be elected annually. Directors of the Company are generally elected to serve for a three-year period or until their respective successors shall have been elected and shall qualify. Three directors will be elected at the Meeting. The Board of Directors has nominated to serve as directors Joseph Dinolfo, Eldorus Maynard and Samuel T. Telerico, each to serve for a three-year term. Messrs. Dinolfo, Maynard and Telerico are currently members of the Board of Directors.

         The table below sets forth certain information regarding the composition of the Company's Board of Directors, including the terms of office of Board members. It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Meeting for the election of the nominees identified below. If any nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend. At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected. Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected. The Board of Directors recommends a vote "FOR" each of the nominees for director listed in this proxy statement.

                                                                                                         Shares of
                                                                                                       Common Stock
                                                                                     Current           Beneficially
                                                                  Director            Term              Owned on the         Percent
         Name                 Age           Positions Held        Since (1)        to Expire            Record Date (2)     Of Class
----------------------     ---------    ----------------------  -------------      -------------    -------------------    ---------

                                                      NOMINEES

Joseph Dinolfo                70               Director             1985               2004                143,411             1.1%

Eldorus Maynard               69               Director             2000               2004                 77,536             0.6%

Samuel T. Telerico            68               Director             2001               2004                 26,160             0.2%

                                           DIRECTORS CONTINUING IN OFFICE


Bruno J. Gioffre              69         Chairman of the Board      1975               2005                272,976             2.2%

James Staudt                  51               Director             1987               2005                109,481             0.9%

Richard P. McStravick         55           President, Chief         1996               2005                357,911             2.8%
                                           Executive Officer
                                             and Director

Donald H. Heithaus            69               Director             1978               2006                147,034             1.2%

Joseph A. Lanza               57               Director             1998               2006                124,085             1.0%

Roberta I. Bernhardt          65               Director             2003               2006                 12,160             0.1%
----------------------------

(1) Reflects initial appointment to the Board of Directors of the Bank's mutual predecessor.
(2) Includes shares underlying stock options exercisable within 60 days of the Record Date.

         The principal occupation during the past five years of each director of the Company is set forth below. All directors and executive officers have held their present positions for all five years unless otherwise stated.

         Bruno J. Gioffre is the Chairman of the Board of Directors and has been so since December 1997. Mr. Gioffre is of counsel to the law firm of Gioffre & Gioffre Professional Corporation and is a retired Senior Justice for the Town of Rye, New York.

         Richard P. McStravick is President and Chief Executive Officer of the Bank. Mr. McStravick has been employed by the Bank in various capacities since 1977. Mr. McStravick was appointed to the Board of Directors in 1996.

         Roberta I. Bernhardt, CPA, is a partner in the accounting firm of Citrin Cooperman & Company, LLP.

         Joseph Dinolfo is the retired President of the Dinolfo Wilson Agency, Inc. an insurance agency.

         Donald H. Heithaus is the President of the Happiness Laundry Service, Inc.

         Joseph A. Lanza is the President of Lanza Electric, a private electrical contractor.

         Eldorus Maynard is the retired Chairman of the Board and Chief Executive Officer of Peekskill Financial Corporation ("Peekskill"). Mr. Maynard was employed by Peekskill since 1958 and became a member of the Company's Board of Directors in July 2000.

         James Staudt is a partner with the law firm of McCullough, Goldberger & Staudt, LLP. Mr. Staudt is also general counsel to the Bank.

         Samuel T. Telerico is a principal with Teleden Enterprises International, an international trade and consulting firm. Mr. Telerico was previously employed by American Can Company from 1960 until 1990.

Executive Officer Who Is Not A Director

         Anthony J. Fabiano is Senior Vice President, Chief Financial Officer and Corporate Secretary of the Company. He joined the Bank in July 1998. Prior to joining the Bank, he was the Chief Financial Officer at MSB Bancorp, Inc.

Board Independence

         The  Board  of  Directors  has  determined  that  Directors  Bernhardt,
Dinolfo, Heithaus, Lanza, Maynard and Telerico are each an "independent director" within the meaning of the Nasdaq corporate governance listing standards.

Ownership Reports by Officers and Directors

         The Common Stock is registered pursuant to Section 12(g) of the Exchange Act. The officers and directors of the Company and beneficial owners of greater than 10% of the Company's Common Stock ("10% beneficial owners") are required to file reports on Forms 3, 4, and 5 with the SEC disclosing changes in beneficial ownership of the Common Stock. SEC rules require disclosure in the Company's Proxy Statement and Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company's Common Stock to file a Form 3, 4 or 5 on a timely basis. All Officers and Directors of the Company who are required to file Forms 3, 4 and 5 filed these forms on a timely basis except for a Form 4 for each of Joseph Dinolfo and Donald H. Heithaus. The Form 4 for Joseph Dinolfo was filed on May 10, 2003 and reported the purchase of 7,971 shares on May 5, 2003. The Form 4 for Donald H. Heithaus was filed on December 23, 2003 and reported the purchase of 290 shares on May 11, 2000.

--------------------------------------------------------------------------------
                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS
--------------------------------------------------------------------------------

         The business of the Company's Board of Directors is conducted through meetings and activities of the Board and its committees. During the fiscal year ended March 31, 2004, the Board of Directors of the Company held 11 regular and special meetings. During the year ended March 31, 2004, no director attended fewer than 75 percent of the total meetings of the Board of Directors of the Company or the Bank and committees on which such director served. Beginning in fiscal year 2005, independent directors of the Board of the Company will hold regularly scheduled executive sessions. Although the Company has no formal policy requiring board attendance at the annual meeting of stockholders, all of our directors attended last year's annual meeting.

         The Executive Committee of the Bank, which also acted as the Compensation Committee during fiscal year 2004, met periodically to review the performance of officers and employees and to determine compensation programs and adjustments for recommendation to the Board of Directors of the Bank. It is comprised of Directors Gioffre, Staudt, Heithaus and Dinolfo. The Executive Committee met three times during the year ended March 31, 2004. Beginning in fiscal year 2005, executive compensation will be determined by the Board of Directors based on recommendations made by a majority of the independent directors.

The Nominating and Corporate Governance Committee

         During fiscal year 2004, the Board of Directors served as the Nominating Committee. During the year ended March 31, 2004, one meeting of the Nominating Committee was held. Beginning in fiscal year 2005, the Nominating and Corporate Governance Committee (the "Nominating Committee") of the Company consists of directors Heithaus, Dinolfo and Maynard. Each member of the Nominating Committee is considered "independent" as defined in the Nasdaq corporate governance listing standards. The Company's Board of Directors has adopted a written charter for the Committee, which is available at the Company's website at www.soundfed.com.

         The functions of the Nominating Committee include the following:

         o to lead the search for individuals qualified to become members of the Board and to recommend to the Board of Directors nominees to be presented for stockholder approval;

         o to review and monitor compliance with the requirements for board independence; and

         o to review the committee structure and make recommendations to the Board regarding committee membership.

         The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board with skills and experience that are relevant to the Company's business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective. If any member of the Board does not wish to continue in service or retires, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members. In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees. The Nominating Committee would seek to identify a candidate who, at a minimum, satisfies the following criteria:

         o has personal and professional ethics and integrity and whose values are compatible with the Company's;

         o        has had  experiences and  achievements  that have given him or
                  her  the  ability  to  exercise  and  develop  good   business
                  judgment;

         o is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

         o is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

         o is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

         o has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

         The Nominating Committee will also take into account whether a candidate satisfies the criteria for "independence" under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Procedures for the Nomination of Directors by Shareholders

         The Nominating Committee has adopted procedures for the submission of director nominees by stockholders. If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating Committee will consider candidates submitted by the Company's stockholders. Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary at 1311 Mamaroneck Avenue, White Plains, New York 10605. The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company's proxy materials for the preceding year's annual meeting. The submission must include the following information:

         o the name and address of the stockholder as they appear on the Company's books, and number of shares of the Company's common stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder's ownership will be required);

         o the name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder's ownership should be provided);

         o a statement of the candidate's business and educational experience;

         o such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

         o a statement detailing any relationship between the candidate and the Company;

         o a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

         o detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

         o a statement of the candidate that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

         A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in "Advance Notice of Business to be Conducted at an Annual Meeting."

Stockholder Communications with the Board

         A stockholder of the Company who wants to communicate with the Board of Directors or with any individual director can write to the Corporate Secretary of the Company at 1311 Mamaroneck Avenue, White Plains, New York 10605,
Attention: Board Administration. The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership. Depending on the subject matter, management will:

         o forward the communication to the director or directors to whom it is addressed;

         o attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

         o not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

         At each Board meeting, management shall present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the directors.

Code of Business Conduct and Ethics

         The Company has adopted a Code of Business Conduct and Ethics (the "Code") that is applicable to the officers, directors and employees of the Company, including the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The Code is available on the Company's website at www.soundfed.com. Amendments to and waivers from the Code will also be disclosed on the Company's website.

The Audit and Compliance Committee

         The Audit and Compliance Committee (the "Audit Committee") consists of Directors Heithaus, Bernhardt, Maynard and Telerico. This committee meets on a quarterly basis and as otherwise required to review audit programs and reports as well as other regulatory compliance issues. The Audit Committee's primary function is to assist the Board of Directors in fulfilling its oversight responsibilities. The primary duties of the Audit Committee include, but are not limited to, the following:

         o Prepare the report of the Committee included in the Company's annual proxy statements;
         o Serve as an independent and objective party to monitor the Company's financial reporting process and internal control systems;
         o        Retain  and  monitor  the  qualifications,   independence  and
                  performance of the Company's independent auditor; and
         o        Provide an open avenue of communication  among the independent auditor, senior management, the internal auditing department and the Board.

         Each member of the Audit Committee is "independent" as defined in the Nasdaq listing standards and under SEC Rule 10A-3. The Board of Directors has determined that Ms. Bernhardt qualifies as an "audit committee financial expert" as that term is used in the rules and regulations of the SEC, primarily as a result of her profession as a certified public accountant. The Audit Committee met five times during the year ended March 31, 2004.

         The Audit Committee reviews the contents of and conclusions in audit reports prepared by the internal auditor and the Company's independent auditors; reviews and approves the annual engagement of the Company's independent auditors, the Company's audit policy, the internal audit function and the plan of audit coverage; and reviews with management, and the Company's independent auditor, the Company's financial statements and internal controls. The Company's Board of Directors has adopted a written charter for the Audit Committee of the Company, the current version of which is appended to this proxy statement as Exhibit A. The charter also is available on the Company's website at www.soundfed.com.

Audit Committee Report

         The  Audit   Committee  of  the  Board  is  responsible  for  providing independent, objective oversight of the Company's accounting functions and internal controls. The Audit Committee operates under a written charter approved by the Board of Directors.

         Management is responsible for the Company's internal controls and financial reporting process. The independent auditors are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting
Oversight Board (United States) and to issue a report thereon. The Audit Committee's responsibility is to monitor and oversee these processes.

         In connection with these responsibilities, the Audit Committee met with management and KPMG LLP, the independent auditing firm for the Company, to review and discuss the March 31, 2004 consolidated financial statements. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee also received the required written disclosures from KPMG LLP, concerning the firm's independence from the Company.

         Based upon the Audit Committee's discussions with management and the independent auditors, and the Audit Committee's review of the representations of management and the independent auditors, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company's Annual Report on Form 10-K for the year ended March 31, 2004, filed with the Securities and Exchange Commission.

         This report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Exchange Act except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

              This report has been provided by the Audit Committee:
           Director Donald Heithaus (Chairman of the Audit Committee)
                  and Directors Bernhardt, Maynard and Telerico

Stock Performance Graph

         Set forth below is a stock performance graph comparing the yearly total return on the Company's Common Stock with (a) the monthly cumulative total return on stocks included in the Nasdaq Composite Index, and (b) the monthly cumulative total return on stocks for federal savings institutions included in the Company's Standard Industry Code ("SIC") Index. The information presented below is for the period beginning with the closing price of the Company's Common Stock on March 31, 1999 and ending on March 31, 2004. Cumulative return assumes the reinvestment of dividends, and is expressed in dollars on an assumed initial investment of $100.

         There can be no assurance that the Company's stock performance will continue in the future with the same or similar trend depicted in the graph. The Company will not make or endorse any predictions as to future stock performance.



                                [OBJECT OMITTED]


                                                                      Period Ending March 31,
                                        March 31      --------------------------------------------------------
Index                                     1999          2000         2001        2002        2003        2004
-----                                     ----          ----         ----        ----        ----        ----
Sound Federal Bancorp, Inc.              100.00        102.68       129.72      212.08      495.96      591.64
SIC  Code  6035  -  Federal
Savings Institutions                     100.00         81.34       127.97      152.19      162.12      250.44
Nasdaq Market Index                      100.00        184.14        75.79       76.74       56.28       84.00


Compensation Committee Interlocks and Insider Participation

         The Company does not independently compensate its executive officers or employees. The Executive Committee of the Bank had the principal responsibility for making recommendations to the Board of Directors for the compensation of the officers, directors and employees of the Bank in fiscal year 2004. The Executive Committee consists of Directors Gioffre, Heithaus, Dinolfo and Staudt. The
Executive Committee reviewed the benefits provided to the Bank's officers and employees. During the year ended March 31, 2004 the Executive Committee met three times.

Report of the Compensation Committee

         Under rules established by the SEC, the Company is required to provide certain data and information in regard to the compensation and benefits provided to the Company's Chief Executive Officer and other executive officers of the Company. The disclosure requirements for the Chief Executive Officer and other executive officers include the use of tables and a report explaining the rationale and considerations that led to fundamental executive compensation decisions affecting those individuals. In fulfillment of this requirement, the Executive Committee of the Bank, at the direction of the Board of Directors, has prepared the following report for inclusion in this proxy statement.

         In fiscal year 2004, the Board delegated to the Executive Committee the responsibility of assuring that the compensation of the Chief Executive Officer and the other executive officer is consistent with the compensation strategy, competitive practices, the performance of the Bank, and the requirements of appropriate regulatory agencies. Beginning in fiscal year 2005, executive compensation will be determined by the Board of Directors based on recommendations made by a majority of the independent directors. Any cash compensation paid to executive officers is paid by the Bank. The Company does not currently pay any cash compensation to executive officers.

         Compensation of senior management is reviewed annually on a calendar-year basis. In general, the purpose of the annual compensation review is to ensure that the Bank's base salary levels are competitive with financial institutions similar in size, geographic market and business profile in order for the Bank to attract and retain persons of high quality. In this regard, the Executive Committee utilized various informational sources, including the "Savings and Community Bankers Annual Salary Survey." In addition, the Executive Committee considered the overall profitability of the Bank and the executive officer's contribution to the Bank when making its recommendation to the Board of Directors.

         The Board of Directors approved a base salary for the Bank's Chief Executive Officer of $214,000 for calendar year 2004, which represented a 4.4% increase from the Chief Executive Officer's base salary of $205,000 in calendar year 2003. The 2004 base salary was based upon the Chief Executive Officer's performance, industry standards, and the performance of the Company.

         The primary goal of the Bank and its Executive Committee is to provide an adequate level of compensation and benefits in order to attract and retain key executives. The performance of each officer is reviewed annually to determine his or her contribution to the overall success of the institution.

            This report has been provided by the Executive Committee:
                 Directors Gioffre, Heithaus, Dinolfo and Staudt

Compensation of Directors

         Directors of the Company receive an annual retainer of $500, except for the Chairman of the Board who receives $1,000. Directors of the Bank receive $2,300 for each meeting attended, except for the Chairman of the Board who receives $4,600. In addition, the Chairman of the Board receives a $25,000 annual stipend for his services as Chairman.

                             EXECUTIVE COMPENSATION

         The following table sets forth information as to annual and other compensation for services in all capacities for executive officers who earned more than $100,000 in salary and bonuses during the fiscal year ended March 31, 2004.

==================================================================================================================================
                                                   Summary Compensation Table
==================================================================================================================================

                             Annual Compensation                                            Long-Term
                                                                                       Compensation Awards
-------------------------- ----------- ------------- --------- ---------------- ------------- ---------- --------- ---------------
                                                                    Other        Restricted
                                                                   Annual          Stock       Options/               All Other
     Name and                Fiscal       Salary      Bonus      Compensation      Award(s)      SARs      LTIP      Compensation
   Principal Position         Year         ($)         ($)         ($) (1)         ($)(2)        (#)     Payouts       ($)(3)
-------------------------- ----------- ------------- --------- ---------------- ------------- ---------- --------- ---------------

Richard P. McStravick         2004        207,306     16,400       29,250         957,600      115,725     --          3,942
President and Chief           2003        185,171     10,700       27,200           --           --        --          3,942
Executive Officer             2002        171,875     12,000       18,500           --           --        --          3,800
-------------------------- ----------- ------------- --------- ---------------- ------------- ---------- --------- ---------------

Anthony J.  Fabiano           2004        166,750     13,200         --           767,600      106,370     --           --
Senior Vice President,        2003        148,250     12,000         --             --           --        --           --
Chief Financial Officer       2002        124,500      9,000         --             --           --        --           --
and Corporate Secretary
========================== =========== ============= ========= ================ ============= ========== ========= ===============

(1) Represents director's fees for service on the Company's and Bank's Board of Directors.
(2) Represents stock awards pursuant to the 2004 Stock Plan with a value of $15.20 at the date of the award.
(3)      Consists of the use of the Bank's automobile.

Benefits

         Directors Deferred Fee Plan. The Directors Deferred Fee Plan ("Directors Plan") is a non-qualified deferred compensation plan into which directors can defer up to 100% of their board fees earned during the calendar year. All amounts deferred by a director are fully vested at all times. Upon cessation of a director's service with the Bank, the Bank will pay the director the amounts credited to the director's deferred fee account. The amounts will be paid in substantially equal annual installments, as selected by the director. The date of the first installment payment also will be selected by the director. The Directors Plan permits each director to determine whether to invest all or a portion of such Director's account in Common Stock of the Company.

         If the director dies before all payments have been made, the remaining payments will be made to the beneficiary designated by the director in the same form that payments were made to the director. If a director dies before receiving any payments, the Bank shall pay the director's account to the director's beneficiary, commencing within 30 days of the director's death, over the period initially elected by the director. At the request of the beneficiary, and with the approval of the Board, the director's benefits may be paid to the beneficiary in a lump sum. The director may request a hardship distribution of all or part of his or her benefits if the director suffers an unforeseeable emergency, defined as a severe financial hardship to the director resulting from a sudden and unexpected illness or accident of the director or his or her dependent, loss of the director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the director's control.

         Director Retirement Plan. The Director Retirement Plan is an amendment and restatement of the former Director Emeritus Program. Under the Director Retirement Plan, any person who was a director on January 1, 2004, who retires or dies after age 70 and who completes 15 years of continuous service as a director becomes entitled to an annual retirement benefit for the longer of 20 years or his/her lifetime, equal to the amount of annual fees paid for attendance at regular monthly board meetings during the preceding twelve months, plus the amount of any annual stipend paid to such director in that year. A director who retires at or after age 60 with 5 years but less than 15 years of continuous service will receive an annual benefit for the longer of 20 years or for his lifetime, equal to the amount of his/her annual fees paid for attendance at regular monthly board meetings during the calendar year in which he/she retires, plus the amount of any annual stipend paid to such director in that year, multiplied by a fraction, the numerator of which is the number of years of service and the denominator of which is 15. A director who incurs a disability after 5 years of service will receive a benefit identical to the benefit provided to a director who retires at or after age 60 with 5 years of continuous service, irrespective of his/her age at disability. In the event of a change in control, directors will be credited with years of service as if they had remained members of the Board of Directors until age 70 and be entitled to benefits payable in a lump sum, at the time of the change in control. A retired director will receive the present value of his remaining benefit paid in a lump sum at the time of a change in control.

         Executive Agreements. The Bank has employment agreements with Messrs. McStravick and Fabiano. The agreements with Messrs. McStravick and Fabiano have a term of three years and may be extended for an additional 12 months on each anniversary date so that the remaining term shall be 36 months. If the agreement is not renewed, the agreement will expire 36 months following the anniversary date. Under the agreements, the base salaries for Messrs. McStravick and Fabiano are $214,000 and $172,000, respectively. In addition to the base salary, each agreement provides for, among other things, participation in retirement plans, stock option plans and other employee and fringe benefits applicable to other employees. The agreements provide for termination by the Bank for cause at any time, in which event, the executive would have no right to receive compensation or other benefits for any period after termination. In the event the Bank terminates the executive's employment for reasons other than disability or for cause, or in the event of the executive's termination of employment for good reason upon (i) failure by the Bank to comply with any material provision of the agreement, which failure has not been cured within 10 days after a notice of noncompliance is issued by the executive, (ii) following a change in control (as defined) at any time during the term of the agreement, or (iii) any purported termination of the executive's employment which is not pursuant to a valid notice of termination, the executive would be entitled to severance pay in an amount equal to three times the average annual compensation (computed on the basis of the most recent five (5) taxable years) includable in gross income for federal income tax purposes. Messrs. McStravick and Fabiano would receive an aggregate of approximately $731,000 and $586,000, respectively, pursuant to their employment agreements upon a change in control of the Bank, based upon current levels of compensation. The Bank would also continue, at the Bank's expense, the executive's life, health, dental and other applicable benefit plan coverage until the executive attains the age of 70 years, provided, however, that the Bank's obligation terminates if the executive receives equivalent medical or dental coverage from a new employer. The executive is entitled to participate in the Bank's medical, dental and life insurance coverage and reimbursement plans to the extent that such plans exist, until the executive's death. Under each agreement, if the executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 100% of his compensation for the first six months, and 60% thereafter for the remaining term of the agreement. Any disability payment is reduced to the extent benefits are received under disability insurance, workers' compensation or other similar program.

         In July 2001, the Company entered into employment agreements with Messrs. McStravick and Fabiano. The Company's employment agreements with each executive contain substantially similar provisions to the Bank employment agreements, except that the Company employment agreements provide each executive indemnification against any excise taxes which may be owed by the executive for any payments made in connection with a change in control which would constitute "excess parachute payments" under Section 280G of the Code. The indemnification payment would be the amount necessary to ensure that the amount of such payments and the value of such benefits received by the executive be equal to the amount of such payments and the value of such benefits as the executive would receive in the absence of such excise tax, including any federal, state and local taxes on the Company's payment to the executive attributable to such taxes. The agreements with the Company do not provide for additional compensation to either executive.

         Supplemental Executive Retirement Plan. The Supplemental Executive Retirement Plan ("SERP") is a non-qualified plan which provides supplemental retirement benefits to certain key employees. Supplemental retirement benefits are calculated annually, based on certain actuarial assumptions, as the difference between the benefit the executive would be entitled to receive upon retirement at normal retirement age under Sound Federal's pension plan and employee stock ownership plan, without giving consideration to the applicable limitations under tax law, and the amount the executive is actually entitled to receive as the result of the applicable limitations. Such benefit is payable in monthly installments, commencing on the later of the first day of the month following the month in which the executive attains his normal retirement age and the first day of the month following the month in which the executive actually retires, and continuing for the longer of 180 months or the executive's lifetime. In the event the executive dies before attainment of normal retirement age or following normal retirement but before completion of the payments due under the SERP, the executive's beneficiary will be entitled to a benefit payable monthly or the continuation of the monthly payments for the remainder of the payout period. In the event the executive's employment is involuntarily terminated prior to attainment of the executive's normal retirement age, for any reason other than cause, the executive's death, disability, or following a change in control, or the executive voluntarily terminates employment, the executive (or designated beneficiary) will be entitled to the executive's accrued benefit at the time of termination of employment. Such benefit will commence at the executive's normal retirement age, be annuitized and paid in monthly installments throughout the payout period. The SERP administrator may determine to pay such benefit in a lump sum. In the event the executive's employment is terminated voluntarily or involuntarily following a change in control, the executive will be entitled to the supplemental retirement benefit as if the executive had remained employed by Sound Federal until attainment of normal retirement age. In the event the executive becomes disabled, the executive would be entitled to a benefit equal to accrued benefit, annuitized and paid over the payout period. No benefits shall be paid in the event a participant is terminated for cause.

         Executive Life Insurance Plan. The Bank maintains life insurance policies on the lives of certain executives. Participants commence participation in the Plan by executing a split dollar endorsement for each policy covering the life of the Participant. Upon the death of a participant in the Plan while the participant is employed by the Bank, the death benefit will be the lesser of (i) twice the participant's base annual salary, less any group term life insurance benefit payable at the time of the participant's death, and (ii) the remainder of the death benefit proceeds after payment to the Bank of 100% of the policy's cash value, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank. In the event the participant dies following termination of employment due to disability, retirement, or upon a change in control, the participant's death benefit will be equal to the lesser of (i) twice the participant's base annual salary at termination of employment, and
(ii) the remainder of the death benefit proceeds after payment to the Bank of 100% of the policy's cash value, less any policy loans and unpaid interest or cash withdrawals previously incurred by the Bank. Participation in the Plan will cease in the event of a participant's termination of employment for cause or termination of employment prior to the participant's normal retirement age for reasons other than disability or following a change in control.

         Severance Plan for Key Employees. The Bank maintains a Severance Plan for Key Employees, which is designed to offer a degree of economic security to employees who do not have an employment agreement with the Bank, in the position of assistant vice-president and above in the event their services are terminated as a result of a change in control. In the event of (i) the involuntary termination of a key employee following a change in control other than for cause, or (ii) the voluntary termination of a key employee's employment within one year after a change in control, following any demotion, loss of title, office or significant authority, reduction in annual compensation or benefits or relocation of the key employee's principal place of employment by more than 30 miles, the key employee shall be entitled to a severance pay in an amount equal to one month of base salary multiplied by the key employee's years of employment, up to twenty-four months, provided that the minimum severance payment will be six months of base salary for an assistant vice-president and twelve months for a vice-president. In addition, the key employee will be entitled to continued life, medical and dental coverage for the same period as the number of months used for the calculation of severance benefits. Severance benefits will be paid in a lump sum within 30 days of the key employee's termination of employment. Benefits payable under the Severance Plan for Key Employees will be reduced, if necessary, to avoid an "excess parachute payment" under Section 280G of the Internal Revenue Code.

         Defined Benefit Pension Plan. The Bank maintains two defined benefit pension plans, one of which was assumed at the time the Company completed the acquisition of Peekskill Financial Corporation ("Retirement Plans"). Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service with the Bank during the year are eligible to accrue benefits under the Retirement Plans. The Bank contributes each year, if necessary, an amount to the Retirement Plans to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). In the past, the Bank has contributed more than the minimum funding requirements. For the year ended March 31, 2004, the Bank made contributions to the Retirement Plans of approximately $787,000. At December 31, 2003, the total market value of the assets in the Retirement Plans trust funds was approximately $10.2 million.

         In the event of retirement on or after the normal retirement date (i.e., the first day of the calendar month coincident with or next following the later of age 65 or the fifth anniversary of participation in the Retirement Plans, or, for a participant prior to January 1, 1992, age 65), the plan is designed to provide a single life annuity. For a married participant, the normal form of benefit is an actuarially reduced joint and survivor annuity where, upon the participant's death, the participant's spouse is entitled to receive a benefit equal to 50% of that paid during the participant's lifetime. Alternatively, a participant may elect (with proper spousal consent, if necessary) from various other options, including a joint and 100% survivor annuity, joint and 66-2/3% survivor annuity, joint and 50% survivor annuity, years certain option and social security option. The normal retirement benefit provided is an amount equal to the difference between 4% of final earnings (as defined in the plan) and 0.65% of the final average compensation (average earnings during the last three (3) calendar years of service) up to the Social Security taxable wage base, multiplied by the participant's years of credited service (up to a maximum of 15 years). Retirement benefits are also payable upon retirement due to early and late retirement or death. A reduced benefit is payable upon early retirement at age 55 and the completion of 5 years of vested service with the Bank. Fifty percent of the normal retirement benefit will be paid to a surviving spouse if the participant dies while in active service and has attained age 50 with 10 years of vested service. The preretirement death benefit is reduced by 1.96% for each year the spouse is more than 10 years younger than the participant. If the participant has not attained age 50 with 10 years of service, but has completed 5 years of service, the spouse will be eligible for a reduced benefit payable as a joint and 50% annuity. Upon termination of employment other than as specified above, a participant who has five years of vested service is eligible to receive his or her accrued benefit commencing, generally, on the employee's normal retirement date, or, if elected, on or after reaching age 55.

         The following table indicates the annual retirement benefit that would be payable under the Retirement Plans upon retirement at age 65 in calendar year 2004, expressed in the form of a single life annuity for the final average salary and benefit service classifications specified below.

        Final Average       Years of Service and Benefit Payable at Retirement
                            --------------------------------------------------
        Compensation            15           20           25            30
        ------------        -----------  -----------  -----------   ----------

        $   50,000          $  25,711    $  25,711    $  25,711    $  25,711
        $   75,000          $  40,711    $  40,711    $  40,711    $  40,711
        $  100,000          $  55,711    $  55,711    $  55,711    $  55,711
        $  125,000          $  70,711    $  70,711    $  70,711    $  70,711
        $  150,000          $  85,711    $  85,711    $  85,711    $  85,711
        $  170,000          $  97,711    $  97,711    $  97,711    $  97,711
        $  200,000          $ 115,711    $ 115,711    $ 115,711    $ 115,711

         As of March 31, 2004, Mr. McStravick and Mr. Fabiano had 26 years and five years, respectively, of credited service (i.e., benefit service) under the Retirement Plans.

        401(k) Plan. The Bank maintains the Sound Federal Savings and Loan Association 401(k) Savings Plan in RSI Retirement Trust (the "401(k) Plan") which is a qualified, tax-exempt defined contribution plan with a salary deferral feature under Section 401(k) of the Code. Employees who have attained age 21 and have completed one year of employment are eligible to participate, provided, however, that leased employees, employees paid on an hourly or contract basis, employees covered by a collective bargaining agreement and owner employees (as defined in the plan) are not eligible to participate. Eligible employees are entitled to enter the 401(k) Plan on a monthly basis.

        Under the 401(k) Plan, participants are permitted to make salary reduction contributions (in whole percentages) equal to the lesser of (i) from 1% to 10% of compensation or (ii) $10,000 (as indexed annually). For these purposes, "compensation" includes wages, salary, fees and other amounts received for personal services prior to reduction for the participant contribution to the 401(k) plan, commissions, compensation based on profits, overtime, bonuses, wage continuation payments due to illness or disability of a short-term nature, amounts paid or reimbursed for moving expenses, and the value of any nonqualified stock option granted to the extent includable in gross income for the year granted. Compensation does not include contributions made by the Bank to any other pension, deferred compensation, welfare or other employee benefit plan, amounts realized from the exercise of a nonqualified stock option or the sale of a qualified stock option, and other amounts which received special tax benefits. Compensation does not include compensation in excess of the Code
Section 401(a)(17) limits (i.e., $205,000 in 2004). All contributions and earnings are fully and immediately vested. A participant may withdraw salary reduction contributions, rollover contributions and matching contributions in the event the participant suffers a financial hardship. A participant may make a withdrawal from his or her accounts for any reason after age 59 1/2.

        The 401(k) Plan permits employees to direct the investment of his or her own accounts into various investment options including an "Employer Stock Fund." Participants are entitled to direct the trustee as to how to vote his or her allocable shares of Common Stock in the Employer Stock Fund.

        Plan benefits will be paid to each participant in the form of a single cash payment at normal retirement age unless earlier payment is selected. If a participant dies prior to receipt of the entire value of his or her 401(k) Plan accounts, payment will generally be made to the beneficiary in a single cash payment as soon as possible following the participant's death. Payment will be deferred if the participant had previously elected a later payment date. If the beneficiary is not the participant's spouse, payment will be made within one year of the date of death. If the spouse is the designated beneficiary, payment will be made no later than the date the participant would have attained age 70 1/2. Normal retirement age under the 401(k) Plan is age 65. Early retirement age is age 55.

        At March 31, 2004, the total market value of the assets in the 401(k) Plan was approximately $3.6 million.

        Stock Option Plan. During the year ended March 31, 2000, the Company adopted, and the Company's stockholders approved, the 1999 Stock Option Plan (the "Stock Option Plan"). Pursuant to the Stock Option Plan, options to purchase 261,453 shares were granted to non-employee directors (including two directors emeriti) at an exercise price of $3.298 per share, the fair market value of the underlying shares on the date of the award. The term of the options is ten years from the date of grant, and the shares subject to awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in the corporate structure of the Company. The awards included an equal number of reload options ("Reload Options"), limited stock appreciation rights ("Limited Rights") and dividend equivalent rights ("Dividend Equivalent Rights"). A Limited Right gives the option holder the right, upon a change in control of the Company or the Bank, to receive the excess of the market value of the shares represented by the Limited Rights on the date exercised over the exercise price. The Limited Rights are subject to the same terms and conditions as the stock options. Payment upon exercise of Limited Rights will be in cash, or in the event of a merger transaction, for shares of the acquiring corporation or its parent, as applicable. The Dividend Equivalent Rights entitle the option holder to receive an amount of cash at the time that certain extraordinary dividends are declared equal to the amount of the extraordinary dividend multiplied by the number of options that the person holds. For these purposes, an extraordinary dividend is defined as any dividend where the rate of dividend exceeds the Bank's weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters. The Reload Options entitle the option holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in. Reload Options may also be granted to replace option shares retained by the employer for payment of the option holder's withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a Reload Option is equal to the market value of the previously owned stock at the time it was surrendered. The option period during which the Reload Option may be exercised expires at the same time as that of the original option that the holder has exercised.

        2004 Incentive Stock Benefit Plan. During the year ended March 31, 2004, the Company adopted, and the Company's stockholders approved the 2004 Incentive Stock Benefit Plan (the "2004 Plan"). Under the 2004 Plan, the Company may issue to key employees, non-employee directors and directors emeriti up to 1,089,303 shares of Company common stock pursuant to grants of stock options, limited rights, reload options, dividend equivalent rights or stock awards, provided that no more than 389,037 shares may be issued as stock awards. The term of awards under the 2004 Plan, with the exception of stock awards, is ten years from the date of grant, and the shares subject to such awards will be adjusted in the event of any merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares or other change in the corporate structure of the Company. A stock option gives the option holder the right to purchase shares of common stock at a specified price for a specified period of time. The exercise price shall not be less than the fair market value on the date the stock option is granted. A limited right gives the holder the right, upon a change in control of the Company or the Bank, to receive the excess of the market value of the shares represented by the limited rights on the date exercised over the exercise price. Limited rights are subject to the same terms and conditions as the stock options. Payment upon exercise of limited rights will be in cash, or in the event of a merger transaction, for shares of the acquiring corporation or its parent, as applicable. Dividend equivalent rights entitle the holder of an option to receive an amount of cash equal to the dollar value of dividends declared under certain circumstances. The holder of an option may receive a payment under a dividend equivalent right where the dividend to be paid to stockholders exceeds 200% of the Bank's weighted average cost of funds on interest-bearing liabilities for the current and preceding three quarters and the annualized aggregate dollar amount of the dividend exceeds the Bank's net income after taxes for the current quarter and preceding three quarters. Reload options entitle the holder, who has delivered shares that he or she owns as payment of the exercise price for option stock, to a new option to acquire additional shares equal in amount to the shares he or she has traded in. Reload options may also be granted to replace option shares retained by the employer for payment of the option holder's withholding tax. The option price at which additional shares of stock can be purchased by the option holder through the exercise of a reload option is equal to the market value of the shares on the date the original option is exercised. The option period during which the reload option may be exercised expires at the same time as that of the original option that the holder has exercised. For the year ended March 31, 2004, Messrs. McStravick and Fabiano received 63,000 and 50,500 shares of restricted stock, respectively, and options to purchase 115,725 and 106,370 shares of common stock under the 2004 Plan. In addition, our non-employee directors received the following under the 2004 Plan: Mr. Gioffre received 35,011 shares of restricted stock, Messrs. Dinolfo, Heithaus, Lanza, Maynard, Staudt, and Telerico each received 19,296 shares of restricted stock, and Ms. Bernhardt received 4,826 shares of restricted stock and all non-employee directors other than Mr. Gioffre received options to purchase 31,673 shares of our common stock. Mr. Gioffre received options to purchase 63,024 shares of our common stock. Restricted stock granted under the 2004 Plan will vest ratably over a five year period with the first vesting occurring on November 1, 2004. Option awards to employees and to our non-employee directors will vest at the rate of 20% over a five-year period commencing on the date of grant and have an exercise price of $15.20.

        Set forth below is certain information regarding options granted to the Named Executive Officers during the fiscal year ended March 31, 2004.

===================================================================================================================
                                        OPTION GRANTS IN LAST FISCAL YEAR
===================================================================================================================
                                                Individual Grants
-------------------------- ------------- -------------------- ----------- ------------- ---------------------------
                                           Percent of Total
                                          Options Granted to
                              Options       Employees in FY    Exercise     Expiration       Grant Date Present
      Name                    Granted            2004            Price         Date                Value
-------------------------- ------------- -------------------- ----------- ------------- ---------------------------
Richard P. McStravick        115,725            17.4%           $15.20     2/05/2014            $ 484,888
-------------------------- ------------- -------------------- ----------- ------------- ---------------------------
Anthony J. Fabiano           106,370            16.0%           $15.20     2/05/2014            $ 445,690
========================== ============= ==================== =========== ============= ===========================

        The grant date present value of $4.19 per share was computed using the Black-Scholes option pricing model and the following assumptions: dividend yield of 1.6%, volatility rate of approximately 21%, risk-free interest rate of 4.7% and expected option life of seven-years.

        Set forth below is certain information concerning options outstanding to the Named Executive Officers at March 31, 2004 and options exercised by the Named Executive Officers during the fiscal year ending March 31, 2004.

====================================================================================================================
                                           FISCAL YEAR-END OPTION VALUES
============================ ================ ================= ========================= ==========================
                                                                 Number of Unexercised      Value of Unexercised
                                                                       Options at          In-The-Money Options at
                                                                      Year-End                Year-End (1)
                                                                ------------------------- --------------------------
                              Shares Acquired       Value       Exercisable/Unexercisable Exercisable/Unexercisable
     Name                      Upon Exercise       Realized              (#)                        ($)
---------------------------- ---------------- ----------------- ------------------------- --------------------------

Richard P. McStravick             8,000           $ 97,376           142,415/92,580            $1.4 million/$--
---------------------------- ---------------- ----------------- ------------------------- --------------------------

Anthony J.  Fabiano              12,000           $146,424           119,942/85,096            $1.1 million/$--
============================ ================ ================= ========================= ==========================

------------------------------------
(1) Based on a market value of $14.70 per share at March 31, 2004 and an exercise price of $3.298 for the options granted in 2000 and $15.20 for the options granted in 2004.

         The Company does not have any equity compensation program that was not approved by stockholders other than its employee stock ownership plan.

         Set forth below is certain information as of March 31, 2004 regarding equity compensation to directors, directors emeriti, executive officers and employees of the Company approved by stockholders.

===================================================================================================================
                                          Number of securities to be
                                            issued upon exercise of                         Number of securities
                                            outstanding options and    Weighted average    remaining available for
          Plan Category                             rights              exercise price      issuance under plans
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans approved by
stockholders(1)                                    1,503,587              $10.40 (2)              35,013
-------------------------------------------------------------------------------------------------------------------
Equity compensation plans not approved
by stockholders                                       --                     --                     --
-------------------------------------------------------------------------------------------------------------------
Total                                              1,503,587                $10.40                35,013
===================================================================================================================

-------------
(1) Includes 389,037 shares awarded under the 2004 Plan that were unvested at March 31, 2004.
(2)      Relates to 1,114,550 outstanding stock options.

Employee Stock Ownership Plan and Trust

         The Bank has an employee stock ownership plan ("ESOP") for eligible employees. Employees age 21 or older who have worked at the Bank for a period of one year and have been credited with 1,000 or more hours of service during the year are eligible to participate. The ESOP borrowed funds from the Company and used those funds to purchase 531,563 shares of the Company Common Stock in the 1998 conversion to a mutual holding company. The ESOP purchased 622,458 shares of the Company's Common Stock in the Company's second-step conversion that was completed in January 2003. The shares were purchased with the proceeds of a $6.2 million loan from the Company. The loans are collateralized by the Common Stock purchased by the ESOP. The Bank will contribute to the ESOP sufficient funds to pay the principal and interest on the loans. At March 31, 2004, the loans have balances of $769,000 and $6.1 million, respectively; have a ten-year and twenty-year term, respectively; and bear interest at the prime rate and 6.0%, respectively. Shares purchased by the ESOP are held in a suspense account for allocation among participants as the loan is repaid.

         Shares are released from the suspense account in an amount proportional to the repayment of the ESOP loans and are allocated among ESOP participants on the basis of compensation in the year of allocation.

         Participants in the ESOP received credit for service prior to the effective date of the ESOP. A participant vests in 100% of his or her account balance after 5 years of credited service. A participant who terminates employment for reasons other than death, retirement, disability or following a change in control prior to five years of credited service will forfeit the nonvested portion of his or her benefits under the ESOP. Benefits are payable in the form of Common Stock and cash upon death, retirement, disability or separation from service. Alternatively, a participant may request that the benefits be paid entirely in the form of Common Stock.

--------------------------------------------------------------------------------
                    TRANSACTIONS WITH CERTAIN RELATED PERSONS
--------------------------------------------------------------------------------

Transactions With Certain Related Persons

         The Bank offers loans to directors, officers, and employees which are made by the Bank to such persons in the ordinary course of business on substantially the same terms (other than interest rate), including collateral, as those prevailing at the time for comparable transactions with other persons, and which do not involve more than the normal risk of collectibility or present other unfavorable features. All such loans were performing in accordance with their terms as of the date of this proxy statement. Federal regulations permit executive officers and directors to participate in loan programs that are available to other employees, so long as the director or executive officer is not given preferential treatment compared to other participating employees. The interest rate on loans to directors and officers is the same as that offered to the Bank's other employees.

         Section 402 of the Sarbanes-Oxley Act of 2002 generally prohibits an issuer from: (1) extending or maintaining credit; (2) arranging for the extension of credit; or (3) renewing an extension of credit in the form of a personal loan for an officer or director. There are several exceptions to this general prohibition, one of which is applicable to the Company. Sarbanes-Oxley does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act. All loans to the Company's directors and officers are made in conformity with the Federal Reserve Act and applicable regulations.

         Set forth below is certain information as to loans made by Sound Federal Savings to certain of its directors and executive officers, or their affiliates, whose aggregate indebtedness to Sound Federal Savings exceeded $60,000 at any time since April 1, 2003. All of the loans are secured loans and all loans designated as residential loans are first mortgage loans secured by the borrower's principal place of residence.

                                                                               Highest                      Interest
                                                                  Original     Balance      Balance on        Rate
                                                      Date         Loan      During 2004     March 31,      on March
 Name of Individual             Loan Type          Originated     Amount     Fiscal Year       2004         31, 2004
 ------------------             ---------          ----------     ------     -----------       ----         --------

Joseph Dinolfo                  Personal            7/26/2002     $168,000   $   151,845    $  120,604          6.50%

Bruno J. Gioffre           Residential Mortgage      5/6/1998      300,000       234,154       219,801          5.00

Donald H. Heithaus         Residential Mortgage    10/15/1997      300,000       279,320       269,725          5.25
                           Commercial Mortgage      2/27/2002      600,000       577,021       551,022          6.25
                               Home Equity          6/11/2003      300,000       263,119       263,119          7.00

Joseph A. Lanza                Home Equity         12/17/2002      260,000       204,210       204,210          7.00
                           Commercial Mortgage     06/10/2003      220,000       220,000       218,258         6.125

         Bruno J. Gioffre, in addition to his duties as Chairman of the Board of the Company, is counsel to the law firm of Gioffre & Gioffre Professional Corporation, which represents the Bank in mortgage loan transactions. For the year ended March 31, 2004, the Bank paid Gioffre & Gioffre Professional Corporation fees of $258,000. The terms and conditions of these fees and services are substantially the same as those for similar transactions with other parties.

         James Staudt, in addition to his duties as a Director of the Company, is a partner in the law firm of McCullough, Goldberger & Staudt, LLP which also represents the Bank in mortgage loan transactions. Effective January 1, 1999, Mr. Staudt has also acted as general counsel to the Company. For the year ended March 31, 2004, the Bank paid McCullough, Goldberger & Staudt fees of $95,000 and paid Mr. Staudt legal fees of $37,500 for his services as general counsel.

         Joseph A. Lanza, in addition to his duties as Director of the Company, is the President of Lanza Electric, an electrical contractor. Lanza Electric provides services to the Bank. For the year ended March 31, 2004, the Bank paid Lanza Electric $84,000.

--------------------------------------------------------------------------------
              PROPOSAL II--RATIFICATION OF APPOINTMENT OF AUDITORS
--------------------------------------------------------------------------------

         The Company's independent auditors for the year ended March 31, 2004 were KPMG LLP. The Audit Committee of the Company has approved the engagement of KPMG LLP to be the Company's independent auditors for the year ending March 31, 2005, subject to the ratification of the engagement by the Company's stockholders at the Meeting. Representatives of KPMG LLP are expected to attend the Meeting to respond to appropriate questions and to make a statement if deemed appropriate.

         Set forth below is certain information concerning aggregate fees billed for professional services rendered during fiscal years 2004 and 2003 by KPMG LLP. The aggregate fees included in the Audit category were fees billed for the fiscal years for the audit of the Company's annual financial statements and the review of the Company's quarterly financial statements. The aggregate fees included in each of the other categories were fees billed in the fiscal years.

                                                   2004              2003
                                                ----------        ---------
         Audit Fees                             $  223,000        $ 297,000
         Audit-Related Fees                             --               --
         Tax Fees                                   41,450          113,050
         All Other Fees                                 --               --

         Audit Fees. Audit fees of $217,500 in fiscal year 2004 and $159,000 in fiscal year 2003 were for professional services rendered for the audits of the consolidated financial statements of the Company, review of the financial statements included in the Company's quarterly reports on Form 10-Q and the internal controls attestation required under Federal Deposit Insurance Corporation regulations. Audit fees also include $5,500 in fiscal year 2004 and $138,000 in fiscal year 2003 for professional services in connection with SEC filings, including those related to the second-step conversion.

         Tax Fees. Tax fees of $41,450 in fiscal year 2004 and $73,050 in fiscal year 2003 were for services related to tax compliance and tax planning. Fiscal year 2003 also includes $40,000 for tax services associated with the second-step conversion.

         The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of its auditors. The Audit Committee concluded that performing such services did not affect the auditors' independence in performing their function as auditors of the Company.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

         The Audit Committee's policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The tax fees paid in fiscal year 2004 were for services commenced prior to the implementation of the Audit Committee's pre-approval policies.

         In order to ratify the selection of KPMG LLP as the auditors for the 2005 fiscal year, the proposal must receive the affirmative vote of a majority of the shares represented at the Meeting and entitled to vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF KPMG LLP AS AUDITORS FOR THE 2005 FISCAL YEAR.

--------------------------------------------------------------------------------
                              STOCKHOLDER PROPOSALS
--------------------------------------------------------------------------------

        In order to be eligible for inclusion in the Company's proxy materials for next year's Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company's executive office, 1311 Mamaroneck Avenue, White Plains, New York 10605, no later than March 10, 2005. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Exchange Act.


--------------------------------------------------------------------------------
         ADVANCE NOTICE OF BUSINESS TO BE CONDUCTED AT AN ANNUAL MEETING
--------------------------------------------------------------------------------

        The Bylaws of the Company provide an advance notice procedure before certain business or nominations to the Board of Directors may be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days notice or prior public disclosure of the date of the meeting is given or made, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the stockholder's name, record address, and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting, and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

        The date on which next year's annual meeting of stockholders is expected to be held is August 11, 2005. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the next annual meeting of stockholders must be given to the Company no later than May 13, 2005.

--------------------------------------------------------------------------------
                                  MISCELLANEOUS
--------------------------------------------------------------------------------

        The Board of Directors is not aware of any business to come before the Meeting other than the matters described above in this proxy statement. However, if any matters should properly come before the Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Meeting, as to which they shall act in accordance with their best judgment.

        The cost of solicitation of proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

        A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED MARCH 31, 2004 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO THE CORPORATE SECRETARY, SOUND FEDERAL BANCORP, INC., 1311 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10605.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              /s/ Anthony J. Fabiano

                                              Anthony J. Fabiano
                                              Corporate Secretary
White Plains, New York
July 8, 2004

                                    EXHIBIT A

      Audit and Compliance Committee Charter of Sound Federal Bancorp, Inc.
      ---------------------------------------------------------------------

Organization

This Charter governs the operations of the Audit and Compliance Committee (the "Committee") of Sound Federal Bancorp, Inc. (the "Company") and its subsidiary, Sound Federal Savings and its subsidiaries. The Committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors as to any modifications thereof. The Committee shall consist of members of, and shall be appointed by, the Board of Directors and shall comprise at least three directors, each of whom is independent of management and the Company. Members of the Committee shall be considered independent so long as they do not accept any consulting, advisory, or other compensatory fee from the Company and are not an affiliated person of the Company or its subsidiaries, and meet all other independence requirements set forth in the applicable NASDAQ regulations and Securities Act Rule 10A-3. All Committee members shall be financially literate, and at least one member shall be an "Audit Committee financial expert," as defined by SEC and applicable NASDAQ regulations.

Purpose

The Committee shall provide assistance to the Board of Directors in fulfilling its oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to: the integrity of the Company's financial statements; the financial reporting process; the systems of internal accounting and financial controls; the performance of the Company's internal audit function and external auditors; the external auditor's qualifications and independence; and the Company's compliance with ethics policies and legal and regulatory requirements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, external auditors, the internal auditors, and management of the Company.

In discharging its oversight role, the Committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the authority to engage independent counsel and other advisers as it determines necessary to carry out its duties.

Duties and Responsibilities

The primary responsibility of the Committee is to oversee the Company's financial reporting process on behalf of the Board of Directors and report the results of its activities to the Board of Directors. While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine itself that the Company's financial statements are complete and accurate and are fairly presented, in all material respects, in conformity with generally accepted accounting principles in the United States. Management is responsible for the preparation, presentation, and integrity of the Company's financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The external auditors are responsible for auditing the Company's financial statements and for performing timely reviews of the Company's unaudited interim financial statements.

The Committee, in carrying out its responsibilities, believes its duties and responsibilities should remain flexible and subject to periodic revision in order to best react to changing conditions and circumstances. The Committee should take appropriate actions to ensure that Management sets the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior. The following shall be the principal duties and responsibilities of the Committee. These are set forth as a guide with the understanding that the Committee may supplement them as appropriate.

         o The Committee shall be directly responsible for the appointment, termination, compensation, and oversight of the work of the external auditors, including resolution of disagreements between Management and the auditor regarding financial reporting.
         o The Committee shall pre-approve all audit and non-audit services provided by the external auditors and shall not engage the external auditors to perform the specific non-audit services prohibited by law or regulation.
         o The Committee may delegate pre-approval authority to one or more members of the Committee. The decisions of any Committee member to whom pre-approval authority is delegated must be presented to the full Committee for ratification at its next scheduled meeting.

         o At least annually, the Committee shall obtain and review a report or reports prepared by the external auditors describing:
                  o The matters specified by Statement on Auditing Standards ("SAS") No. 61, "Communication with Audit Committees", as amended; and
                  o The firm's communication concerning independence matters, as required by rules promulgated by the Independence Standards Board.

     The communication under SAS No. 61 should include a discussion of the critical accounting policies and practices of the Company and alternative treatments of financial information within generally accepted accounting principles that have been discussed with management.

         o The Committee shall discuss with the external auditors the results of inspections and quality control reviews of the external audit firm conducted by the Public Company Accounting Oversight Board.

         o The Committee shall discuss with the internal auditors and the external auditors the overall scope and plans for their respective audits, including the adequacy of staffing and compensation.

         o The Committee shall discuss with management, the internal auditors, and the external auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's policies and procedures to assess, monitor, and manage business risks and legal and ethical compliance programs (e.g., the Company's Code of Conduct).

         o Periodically, the Committee shall meet separately with Management, the internal auditors, and the external auditors to discuss issues and concerns warranting Committee attention. The Committee shall provide sufficient opportunity for the internal auditors and the external auditors to meet privately with the members of the Committee.

         o The Committee shall review Management's assertion on its assessment of the effectiveness of internal controls as of the end of the most recent fiscal year and the external auditors' report on Management's assertion.

         o The Committee shall review the interim financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and Results of Operations. Also, the Committee shall discuss the results of the quarterly review and any other matters required to be communicated to the Committee by the external auditors under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for the purposes of this review.

         o The Committee shall review with Management and the external auditors the financial statements and disclosures under Management's Discussion and Analysis of Financial Condition and results of operations to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements.

         o The Committee shall establish procedures for the receipt, retention, and treatment of complaints received by the issuer regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission by employees of the issuer of concerns regarding questionable accounting or auditing matters.

         o The Committee shall receive a report from the Company's General Counsel of any evidence of any material violation of securities laws or breaches of fiduciary duty.

         o The Committee shall also prepare its report to be included in the Company's annual proxy statement, as required by SEC regulations.

         o The Committee shall perform an evaluation of its performance at least annually to determine whether it is functioning effectively.

                                 REVOCABLE PROXY

                           SOUND FEDERAL BANCORP, INC.
                         ANNUAL MEETING OF STOCKHOLDERS
                                 August 12, 2004

         The undersigned hereby appoints the full Board of Directors, with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders ("Meeting") to be held at the Company's corporate offices at 1311 Mamaroneck Avenue, White Plains, New York at 4:00 p.m., (local time) on August 12, 2004. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows:

                                                                                                  FOR
                                                                                WITHHOLD          ALL
                                                                FOR               ALL            EXCEPT
                                                                ---              -----           ------
1. The election as directors of all nominees
   listed   below   (except   as  marked  to  the
   contrary below)                                              |_|               |_|             |_|

         Joseph Dinolfo
         Eldorus Maynard
         Samuel T. Telerico

         INSTRUCTION:  To withhold your vote for one or
         more   nominees,   write   the   name  of  the
         nominee(s) on the line(s) below.

         ----------------------------------

         ----------------------------------

                                                                FOR               AGAINST           ABSTAIN
                                                                ---               -------           -------
2. The ratification of the appointment of KPMG
   LLP as  auditors  for the fiscal  year  ending               |_|                 |_|               |_|
   March 31, 2005.


The Board of Directors recommends a vote "FOR" each of the listed proposals.

THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE PROPOSITIONS STATED ABOVE. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH MEETING, THIS PROXY WILL BE VOTED BY THE ABOVE-NAMED PROXIES AT THE DIRECTION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE MEETING.

                THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS


         Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force or effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy statement prior to a vote being taken on a particular proposal at the Meeting.

         The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of the Meeting, the Company's Annual Report for the year ended March 31, 2004 and a proxy statement dated July 8, 2004.


Dated: ______________, 2004                 |_|  Check Box if You Plan to
                                                 Attend Meeting


-------------------------------             -----------------------------------
PRINT NAME OF STOCKHOLDER                   PRINT NAME OF STOCKHOLDER


-------------------------------             -----------------------------------
SIGNATURE OF STOCKHOLDER                    SIGNATURE OF STOCKHOLDER


Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.





        Please complete and date this proxy and return it promptly in the enclosed postage-prepaid envelope.